AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1996

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                               UNITED USN, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    4813                    36-3947804
     (STATE OR OTHER
     JURISDICTION OF
     INCORPORATION OR
      ORGANIZATION)
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                          (I.R.S. EMPLOYER
                                                       IDENTIFICATION NUMBER)

                                ---------------

                           10 SOUTH RIVERSIDE PLAZA,
                                   SUITE 401
                            CHICAGO, ILLINOIS 60606
                                (312) 906-3600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                ---------------

                           RONALD W. GAVILLET, ESQ.
  EXECUTIVE VICE PRESIDENT, STRATEGIC & EXTERNAL AFFAIRS, GENERAL COUNSEL AND
                                   SECRETARY
                               UNITED USN, INC.
                      10 SOUTH RIVERSIDE PLAZA, SUITE 401
                            CHICAGO, ILLINOIS 60606
                                (312) 906-3600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                   COPY TO:
                             GARY P. CULLEN, ESQ.
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                (312) 407-0700

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO PUBLIC:
As soon as practicable after the effective date of this Registration
Statement.

                                ---------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 18, 1996

PROSPECTUS

                UNITED USN, INC.
             OFFER TO EXCHANGE ITS
  14% SERIES B SENIOR DISCOUNT NOTES DUE 2003           [USN LOGO]
       FOR ANY AND ALL OF ITS OUTSTANDING
       14% SENIOR DISCOUNT NOTES DUE 2003

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON         ,
1997, UNLESS EXTENDED.

  United USN, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount at maturity of 14% Series B Senior Discount Notes due 2003 (the "New Notes") of the Company for each $1,000 principal amount at maturity of the issued and outstanding 14% Senior Discount Notes due 2003 (the "Old Notes" and, together with the New Notes, the "Senior Notes") of the Company from the holders (the "Holders") thereof. As of the date of this Prospectus, there was $48.5 million aggregate principal amount at maturity of the Old Notes outstanding. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer.

  The New Notes will be senior unsecured obligations of the Company that will rank senior in right of payment to all subordinated indebtedness of the Company, including $36.0 million in aggregate principal amount at maturity of 9% Convertible Subordinated Notes due 2004 (the "Convertible Notes" and, together with the Senior Notes, the "Notes") issued by the Company pursuant to the terms of an indenture, dated as of September 30, 1996 (the "Convertible
Note Indenture"), by and between the Company and Harris Trust and Savings Bank, as trustee (the "Convertible Note Trustee"). The New Notes will rank pari passu in right of payment to all existing and future senior indebtedness of the Company. The New Notes will be effectively subordinated to all existing and future liabilities and obligations of the Company's subsidiaries (approximately $5.3 million as of September 30, 1996, excluding intercompany indebtedness). The indenture under which the New Notes are to be issued, dated as of September 30, 1996 (the "Senior Note Indenture" and, together with the Convertible Note Indenture, the "Indentures"), between the Company and Harris Trust and Savings Bank (the "Senior Note Trustee" and, together with the Convertible Note Trustee, the "Trustees"), will permit the Company and its subsidiaries to incur, under certain circumstances, additional indebtedness, including indebtedness pursuant to a Credit Facility (as defined herein) which shall not exceed $45 million at any one time outstanding. See "Description of the Notes."

  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined herein). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that
(i) Old Notes tendered by it in the Exchange Offer were acquired in the ordinary course of its business as a result of market-making or other trading activities and (ii) it will deliver a prospectus in connection with any resale of New Notes received in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a

                                             (cover page continued on next page)

                                  -----------

  SEE "RISK FACTORS," BEGINNING ON PAGE 16, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                  -----------

 THE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS A
     CRIMINAL OFFENSE.

           , 1997

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS ON NOVEMBER 15, 1996.

                                          UNITED USN, INC.

                                                /s/ J. Thomas Elliott
                                          By: _________________________________
                                                    J. Thomas Elliott
                                              President and Chief Executive
                                                         Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON THE DATES AND IN THE CAPACITIES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/ J. Thomas Elliott           President, Chief Executive    November 15, 1996
____________________________________   Officer and Director
         J. Thomas Elliott

     /s/ Ronald W. Gavillet          Executive Vice President,     November 15, 1996
____________________________________   Strategic & External
         Ronald W. Gavillet            Affairs, General Counsel
                                       and Secretary

   /s/ Thomas C. Brandenburg         Chairman of the Board         November 15, 1996
____________________________________
       Thomas C. Brandenburg

     /s/ Richard J. Brekka           Director                      November 15, 1996
____________________________________
         Richard J. Brekka

                                     Director                      November   , 1996
____________________________________
       Donald J. Hofmann, Jr.

                                     Director                      November   , 1996
____________________________________
         Paul S. Lattanzio

                                     Director                      November   , 1996
____________________________________
         William P. Glasgow

    /s/ William A. Johnston          Director                      November 15, 1996
____________________________________
        William A. Johnston

     /s/ Eugene A. Sekulow           Director                      November 16, 1996
____________________________________
         Eugene A. Sekulow


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